CONFERENCE CALL TRANSCRIPT
SAIA – Q3 SAIA , INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: OCTOBER 26, 2007/8:30AM ET
PRESENTATION

Operator

Good morning, my name is Tania, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia third quarter 2007 earnings release conference call. (OPERATOR INSTRUCTIONS) Thank you.

Miss Renee McKenzie, Saia’s Treasurer, you may begin your conference.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you. Good morning. Welcome to Saia’s third quarter 2007 earnings call. Hosting this morning’s call are Rick O’Dell, our President and CEO and Jim Darby, Vice President Finance and CFO.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now, I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Renee. Saia’s third quarter revenue reached $248 million, which was an increase of 10%. Our operating income was $12.7 million, with net income of $5.9 million. For clarity purposes, all comparisons are continuing operations. For the quarter, our key points include our operating ratio is 94.9 versus 93.8 in the prior year, LTL tonnage grew 10%. LTL shipments were up 12%, LTL yield excluding fuel surcharge was up slightly. On a pro forma basis, which includes the results of the Connection and Madison Freight in the prior year, our revenue is flat, our shipments were down 2% and tonnage was down 7%. Note that on a pro forma basis, our LTL weight per shipment, which is a key measure of economic activity, was down 5%. Our pro forma LTL yield was up 8% and that was due primarily to increasing length of haul and a declining weight per shipment.

While acquisitions and our expanded geography provide revenue growth, reduced bills for pickup and weight per shipment challenge our ability to achieve our targeted productivity and cost performance. Our margins were also impacted by accident severity and our commitment to service in the new lanes to and from our expanded Midwest geography. While we’re growing these lanes, we did not achieve our targeted density and associated margins, primarily due to the current weak economic environment.

Despite the difficult environment, our achievements for the quarter include on a pro forma basis, seven of our 14 sales regions had positive growth. The synergy revenue from the Clark Brothers acquisition, which was completed three years ago, continues to grow and now exceeds an estimated $120 million on an annualized run rate. Our synergy revenue from the Connection and Madison Freight acquisition is at an annualized run rate of about $50 million. We continue to have success in our industry-leading Xtreme Guarantee product with a 4% growth in this segment and our customers continue to respond well to Saia’s offerings and our expanded coverage.

As we previously mentioned, the integrations of the Connection and Madison Freight were completed in the first quarter and I’m very pleased that the service in the new geography is at Saia’s high standards. After making three successful acquisitions to expand our footprint to cover the majority of the U.S., we turn our focus to building density and improving performance in our current geography. This would be through efforts to increase productivity, enhanced automation and target marketing efforts while also focusing on cost initiatives to improve margins. We believe there our focus on growing business to achieve density benefits in our existing geography combined with this cost management will allow us to improve our margins over time. However, current environment requires we better align our costs, both fixed and variables, with volume.

We’ve identified some specific cost opportunities such as optimizing our Line Haul Network, expanded use of our automated dock management system, improve labor management or scheduling and continued emphasis on safety and workers’ compensation. Additionally, we have implemented a reduction in force this week and we believe that targeting financial performance and operating efficiencies, while increasing our density and market share should enhance our strong competitive position. Now, I would like to have Jim Darby review the third quarter results.

Jim Darby - Saia, Inc. — CFO

Thanks, Rick, good morning, everyone. For the third quarter 2007, earnings per share were $0.43 compared to $0.52 per share last year. All comparisons to prior year third quarter are versus results from continuing operations for that period. For the quarter, revenues were $247.8 million with operating income of $12.7 million. These results included a $1.7 million gain from the sale of real estate.

Again, this quarter, estimated operating losses from the expanded territory were higher than original expectations due to difficult market conditions. As we have noted before, our self-insured structure and $2 million retention level will result in accident expense volatility.

Accident expense was $2.3 million or $0.10 per share higher than prior year due to increased severity. Unfortunately, accident severity has continued as we’ve entered the fourth quarter. We do not normally comment on specific accidents but earlier this month, there was a multi vehicle accident inside a tunnel on I-5 north of Los Angeles which has received extensive publicity. At the same time, a Saia truck was involved in an accident approximately one third of the mile past the tunnel. Our truck did not come into contact with any other vehicle. The vehicles following our truck were able to stop safely and avoid any collision. These accidents are currently under investigation and Saia is fully cooperating with that investigation. It will be awhile before all of the facts are known, but our current assessment is that the accident involving our truck and the accident that occurred in the tunnel are separate incidents.

The company had favorable comparisons and equity-based compensation with the benefit of $3.4 million this quarter or $0.15 per share, versus prior-year expense of $1.9 million or $0.08 per share. Third quarter results included a reversal of the accrual for annual incentive compensation of $1.9 million. This supports Saia’s strategy of aligning employee compensation with shareholder returns. Depreciation and amortization ran $9.8 million during the quarter versus prior year quarter of $8.3 million. Our effective tax rate from continuing operations for the quarter was 40.9%. We project our consolidated effective tax rate from continuing operations to be around 40% for the full-year of 2007. As of September 30, 2007, debt was $151.6 million with net debt to capital of 42.7%.

As a result of the company’s $3.8 million cash balance, and $63.1 million of unused credit facilities, Saia has approximately $67 million of available capital for future expansion and acquisition. Our consolidated net capital expenditures for the first nine months of 2007 were $54.5 million compared to $67.9 million in the prior year from continuing operations. As we have noted before, we continue to look at real estate in tight markets and in the third quarter purchased $7 million in strategic locations. This follows Saia’s strategy of owning strategically-located facilities that are integral to our operations. While we are not certain of the timing of closing of real estate acquisitions, we believe our full-year capital expenditures will be approximately $100 million. During the quarter, Saia repurchased shares for $17.8 million and completed our $25 million authorized stock repurchase program. Now, I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thanks, Jim. Before we open it up for questions, let me say that we did not achieve our targeted margins during the quarter. We estimate that absent our growth from synergy revenue from the Connection acquisition, our pro forma revenue would be down about 5%. Our productivity achievement is challenged by this decrease in density and at the same time, incurring some additional costs to meet service in our new lanes. Our expansion is absolutely the right path for our company in the long term, but it has created many challenges in the current economic downturn. It doesn’t appear the recovery is right around the corner and the increasingly difficult environment requires more aggressive cost management. We believe that Saia’s well positioned to ride out the short-term difficulties and provide long-term profitable growth and value for both shareholders and our customers. With these comments we’re ready to open it up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of John Barnes of BB&T Capital Markets.

John Barnes - BB&T Capital Markets — Analyst

Good morning, guys.

Rick O’Dell - Saia, Inc. — President and CEO

Morning, John.

Jim Darby - Saia, Inc. — CFO

Morning.

John Barnes - BB&T Capital Markets — Analyst

Rick, is — can you talk a little bit about trends during the quarter. We heard from some that things got a little worse towards the end of the quarter, and in any— kind of any insight into what you have seen through the first couple of weeks through October?

Rick O’Dell - Saia, Inc. — President and CEO

Jim, you want to take that one?

Jim Darby - Saia, Inc. — CFO

Sure. It looks like as we went through the quarter and if we look on a pro forma basis, that the tonnage was about running the same as we went through the quarter. I think as we get into October our tonnage is down slightly from where it ended up for the quarter. Down an extra 1% or so.

John Barnes - BB&T Capital Markets — Analyst

Okay. Rick, given the difficult environment out there, would you say you’re completely out of the market on acquisitions right now or would you continue to— would you continue to look at further acquisitions and do you feel like acquisition multiples have come in enough for that to remain an alternative?

Rick O’Dell - Saia, Inc. — President and CEO

Yeah, I think, we have made significant acquisitions, John, over the last few years and we think we have a good value proposition for our customers and our near-term focus is really on optimizing what we have today. So we’re not really in the acquisition market right now.

John Barnes - BB&T Capital Markets — Analyst

Okay. And you were talking about real estate purchases for the balance of this year. Have you given any thoughts to kind of what your Cap Ex looks like for ‘08, inclusive of additional real estate purchases?

Rick O’Dell - Saia, Inc. — President and CEO

Well we’re still developing our ‘08 plan and we usually do that on our call in January, we would disclose that.

John Barnes - BB&T Capital Markets — Analyst

Okay. All right. And lastly, could you just give us an idea-— similar trend line on pricing. Is it holding up as well as you expected or is it — kind of give us the lay of the land on the pricing side.

Rick O’Dell - Saia, Inc. — President and CEO

Things are just increasingly competitive and challenging. The longer this thing goes on, the kind of more difficult it gets. I’ll tell you— we have a theoretical yield model that adjusts for length of haul and weight per shipment and mix and it shows quarter-to-quarter we lost about 0.7 of 1% of the yield is obviously impacting the margins as well.

John Barnes - BB&T Capital Markets — Analyst

Okay. All right, guys. Thanks for your time. Good luck.

Rick O’Dell - Saia, Inc. — President and CEO

Thanks, John.

Operator

Your next question comes from the line of David Ross with Stifel Nicolaus.

David Ross - Stifel Nicholaus — Analyst

Good morning, Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Morning, David. Good morning.

David Ross - Stifel Nicholaus — Analyst

Question on, I guess, your renewed focus on achieving density in the current regions. Besides the cross-selling, between the regions, within the regions, what is the biggest sell in terms of gaining that density. Is it pricing that density, is it a lever or is the Xtreme Guarantee part of that. How do you think about that?

Rick O’Dell - Saia, Inc. — President and CEO

Yeah, sure. Xtreme Guarantee is a very powerful sell with the smaller customers and we feel like we have a good value proposition, both in terms of service and our customer service indicators that we have and then, obviously, you get an opportunity to leverage your national account relationships that value your service.

You have some, obviously some leverage density benefits there and what happens is kinda like what we continue to see with the Clark Brothers acquisition, is— everyone doesn’t put their business out for bid just because we make an acquisition and have some adjacent geography, so as those contracts come up for renewal, we have opportunities to expand and it just takes some time to do that. You know it’s not always, certainly not always price each time you go out and go after business.

David Ross - Stifel Nicholaus — Analyst

And you talked about these internal initiatives to reoptimize the line haul network and improve labor scheduling and dock productivity. Can you give us a sense for timing when you plan to maybe have a better line-haul model, or by what time you’re looking to get the labor scheduling where you want it to be. Is this — is something going to happen gradually over the next several quarters or is it not going to happen until the next— second half of next year?

Rick O’Dell - Saia, Inc. — President and CEO

The project on a line-haul optimization, we have been talking about it for awhile. It’s in process. We’re working with Georgia Tech on that. It’s like a lot of projects, it’s two phase, one with a quick-win and one with a more robust, dynamic modeling that should provide some additional benefits going forward, but, we would expect to—. the quick win project is in process now. We haven’t implemented it yet but we have the data and are coming back with that with a set of initiatives, so we would expect to begin to benefit by that by the time the first quarter is kind of in process. And then the more dynamic model is more long-term. It would be through the year next year. Several of the other projects that we have are taking place some time between now and the first quarter.

David Ross - Stifel Nicholaus — Analyst

Okay and then if you could I guess comment a little bit on where you view the economy right now. Arkansas Best in their release this morning said that when they got to October, actually when they got to September, they really saw that the economy was weakening, from where it was the first eight months. Would you characterize us that way or would you say better than that?

Rick O’Dell - Saia, Inc. — President and CEO

I think it’s pretty soft. You talk to customers and they’re validating the same thing. We have had a couple of meetings the last few weeks with some of our major retailers and they’re saying it’s very soft. I guess our— part of our thing is we all thought last year was unusual seasonality with a lack of buildup and now we’re not seeing anything different this year. So we all thought we would get to the second half and have easier comps on a relative basis. It’s not like we’re seeing an upturn. I think it’s a challenging environment.

David Ross - Stifel Nicholaus — Analyst

And then finally, a question on the impact of the California fires on your San Diego terminal and operations out West.

Rick O’Dell - Saia, Inc. — President and CEO

It’s having some impact out there on operations and some impact on volume but we haven’t been-— , hasn’t been severe incidents or anything for us.

David Ross - Stifel Nicholaus — Analyst

Thank you very much.

Rick O’Dell - Saia, Inc. — President and CEO

Okay.

Operator

Your next question comes from the line of Thomas Albrecht of Stephens Incorporated.

Thom Albrecht - Stephens, Inc. — Analyst

Hi, guys.

Rick O’Dell - Saia, Inc. — President and CEO

Morning, Thom.

Jim Darby - Saia, Inc. — CFO

Morning.

Thom Albrecht - Stephens, Inc. — Analyst

Morning. I know I have asked you this before, but I wanted to ask it again. I think your decision to have a large deductible is probably well-thought out, probably makes a lot of sense on the dollars or the bottom line and ditto for the equity-based compensation but they almost seem to be two decisions that fit more of a private company.

As a company with almost a billion in revenues and only 14 million shares outstanding, have you had a discussion about weighing the best bottom-line dollars and cents against the volatility that you bring to the market with those two issues because you’re also costing yourself money in the form of market caps and it may not be something that falls through an income statement. Trust me, that volatility is something that you’re going to be hurt with by millions of dollars in your market cap over the long-term and I’m just kind of wondering the latest thoughts there.

Rick O’Dell - Saia, Inc. — President and CEO

Yeah. On the equity-based compensation, as we renew our three-year performance plan, we have been like— like the plan that we did last year, we’re paying that out 100% in stock and that gets some fixed accounting associated with it and we intended to do the same thing with the renewal of this year, so you will see reduced volatility from that plan. And then on the insurance renewal, we recognize what the issues are and we just have to wait. Like you said, that volatility against the costs and our renewal comes up in the spring of next year and we’ll have to consider that and what the market opportunities are.

Thom Albrecht - Stephens, Inc. — Analyst

But you get what I’m saying?

Rick O’Dell - Saia, Inc. — President and CEO

I do.

Thom Albrecht - Stephens, Inc. — Analyst

The opportunity cost is also real on the market cap side.

Rick O’Dell - Saia, Inc. — President and CEO

Yeah, I understand. And like you said, the volatility is difficult to predict and understand how it works and then it has an impact as well.

Thom Albrecht - Stephens, Inc. — Analyst

Okay. I’ll leave that subject alone. I couldn’t help but asking one more time.

Rick O’Dell - Saia, Inc. — President and CEO

Okay.

Jim Darby - Saia, Inc. — CFO

It’s a good question, Thom and we considered it when we did our renewal last year. But the offset in the premium wasn’t great enough.

Thom Albrecht - Stephens, Inc. — Analyst

Yeah.

Jim Darby - Saia, Inc. — CFO

And we have been coming off several years of very good experience or pretty good experience with severity and this year it’s just unusually harsh.

Thom Albrecht - Stephens, Inc. — Analyst

Right. Let me shift to a different subject. I was surprised to see adverse insurance wasn’t a little bit greater. Obviously when you set an initial reserve 30, 40 days later, it can often times be different for better or worse, but what — I mean there was a big difference. Your impact was only about $0.10 and back in August, the thought was you may have up to two $0.10 impacts. That is about a 50% less impact. What happened that worked out so favorably?

Rick O’Dell - Saia, Inc. — President and CEO

Thom, our frequency is actually better year-over-year by 15%. And again any time you go through these things, you’re re-evaluate the fundamentals and what opportunities you have to improve and we’re obviously — we obviously have done that and we’re very confident in the foundation of our safety programs and it’s an odd thing where we’re actually seeing, you know, very, very good improvement in accident frequency. It’s up about 15% year-over-year from an improvement standpoint, but we’re having some severity from this handful of accidents.

Thom Albrecht - Stephens, Inc. — Analyst

So would you say then that the frequency good experiences certainly even in this quarter, helped offset the severity of those two accidents?

Rick O’Dell - Saia, Inc. — President and CEO

Yes.

Thom Albrecht - Stephens, Inc. — Analyst

And can you refresh my memory on how much do you have left on, I believe it was a $25 million stock buyback and what is the board’s latest thoughts on that, particularly with the stocks below book value.

Jim Darby - Saia, Inc. — CFO

We did complete the $25 million program that we had during the third quarter. And as you know, we have completed — that is our second significant stock repurchase program that we have had.

Thom Albrecht - Stephens, Inc. — Analyst

Right. Yeah.

Jim Darby - Saia, Inc. — CFO

And we’re evaluating all the various uses of capital on a going-forward basis as part of our annual planning process for ‘08, and that would include possible share repurchase.

Thom Albrecht - Stephens, Inc. — Analyst

Okay. Okay. And then I guess lastly, I think you said the pro forma tonnage performance was down about 7% and that was about in line with what I was expecting. I can’t speak for others. Rick, do you think you can hold that from here even as the environment seems to worsen or, I mean, I just appreciate any color there. We’re— for everyone, you know, 13, 14 months into the tonnage slump and yes at some point, usually tonnage kind of flattens out even as the rest of the world worries about a recession.

Rick O’Dell - Saia, Inc. — President and CEO

I guess we’re confident in our marketing initiatives. We’re growing some synergy revenue and one thing we’re seeing with that, obviously, our length of haul’s going up so our revenue trends may be better than tonnage trends on a comparison basis and we would expect that as we build some density in the synergy lanes that that would operate better over a period of time as well. Because we’re obviously making some commitments to service those lanes now. So our expectation is that we’ll continue to take some share, particularly in those new markets that provide an opportunity for us and if things continue to weaken, we would expect to do better than the market, having gone through some of the transition of our new geography providing some very good service up there right now and leveraging both our marketing initiatives as well as our relationships with national accounts.

Thom Albrecht - Stephens, Inc. — Analyst

I guess to follow-on, early in your comments you mentioned that the environment, I don’t remember exactly how you worded it, but calls for even more diligence on the cost structure. What specifically are you hoping to focus on in the cost arena over the next couple of quarters, both infrastructure and labor?

Rick O’Dell - Saia, Inc. — President and CEO

Sure. We talked about line haul which is one project we have on the table and obviously, I think as our network becomes more complex and we grow in some different lanes, reoptimizing that should provide opportunities for us. We are looking at some of that staff management scheduling to reduce overtime. Obviously continued emphasis on safety and workers’ compensation.

We have got some enhanced fleet utilization analysis underway that may permit us to reduce our fleet size and some of the associated maintenance costs with that and then, we’re also negotiating reductions with several major vendors that we’re working with as well. And then, obviously, on the fixed cost side in the current environment, you just have to go back and look. We made some investments in infrastructure. And anticipating, obviously, we have broadened our coverage area and some of the fixed costs tend to creep when you do that when you’re not meeting your expectations. You have to go back and target those opportunities as well from travel and legal expenses, and everything you can go back and target.

Thom Albrecht - Stephens, Inc. — Analyst

Year-to-date, how are your cargo claims and how do they compare versus a year ago as a percentage of revenues?

Rick O’Dell - Saia, Inc. — President and CEO

Slightly better than last year.

Thom Albrecht - Stephens, Inc. — Analyst

What did you say marketably bitter?

Rick O’Dell - Saia, Inc. — President and CEO

No, slightly better.

Thom Albrecht - Stephens, Inc. — Analyst

Do you have an approximate? Is it like 1.3 versus 1.4?

Jim Darby - Saia, Inc. — CFO

I would say for this quarter versus same quarter a year ago, it’s a couple of tenths better.

Thom Albrecht - Stephens, Inc. — Analyst

But are you above or below 1%?

Rick O’Dell - Saia, Inc. — President and CEO

We’re above 1%. That remains an opportunity for us and actually one of our initiatives that has shown some good promise. We enhanced our training program. We have a dock mentor program and we’re focusing on exceptions-free delivery and we’re seeing some specific accountability down to the dock worker that handles the freight. We’re seeing some good benefits from that, obviously, there is some lag between claims filed and subsequent activity, but we’re making some good progress there and that continues to be rolled out across the company as well.

Thom Albrecht - Stephens, Inc. — Analyst

On the line haul, what specifically do you hope to accomplish? Less purchase transportation, increased load factors, can you just elaborate a little bit on specifically some of the optimization you’re pursuing?

Rick O’Dell - Saia, Inc. — President and CEO

Yeah. Well the model, there is an old model that’s super spend that we utilize. We have made enhancements and updated that in terms of our utilization. There are some opportunities to use lower-cost routings which have a combination of reducing miles as well as, in some cases, reducing re-handling and other cases you may handle it again, but get the efficiency through reduced miles as well as some lower costs of handling in a facility where your handling costs are lower. It’s really a combination of looking at where you should add directs, where you have direct loading opportunities that aren’t efficient and rerouting through some alternate routings at the lowest cost.

Thom Albrecht - Stephens, Inc. — Analyst

Okay. Yeah, just the ongoing work, maybe extra scrutiny the next few months. That is all I had, guys. Thank you.

Rick O’Dell - Saia, Inc. — President and CEO

Good, thank you.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Edward Wolf of Bear Stearns.

Edward Wolf - Bear Stearns — Analyst

Good morning, guys.

Rick O’Dell - Saia, Inc. — President and CEO

Morning.

Edward Wolf - Bear Stearns — Analyst

Just getting back to Tom’s comments on the accident, it’s now three and fourth quarters, it’s going to be four quarters in a row, it feels like it’s more than a coincidence at this point. Is there something that needs to be done operationally to prevent this going forward and what are you doing to do that?

Rick O’Dell - Saia, Inc. — President and CEO

Again, obviously, you know, safety is about awareness and we have some very robust programs in our company and any time you have this happen, Ed, obviously you have to ask yourself what are you doing and what can you do better and obviously, all of our safety programs are focused on continuous improvement and awareness. But, quite frankly, it’s due to a handful of incidents. They’re all different. And there is no common kind of root cause that we can go after. One item but it’s all of those things and every day it’s a focus on awareness and defensive driving and some of the technology we have implemented. It’s all of those things and those programs at our company have become more robust and we have a good long-term track record but again, we have had a handful of incidents that are impacting our severity.

Edward Wolf - Bear Stearns — Analyst

Okay, so it sounds like you did a study and there is nothing— there’s no smoking gun but you just gotta keep focused on it. Is that the response?

Rick O’Dell - Saia, Inc. — President and CEO

That’s correct.

Edward Wolf - Bear Stearns — Analyst

Going forward, how do we think about the costs? I’m guessing that your next insurance contract goes up in terms of the premium and so forth. Should we — how do we think about the line item or about the cost ongoing as we go through ‘08 now at this point?

Rick O’Dell - Saia, Inc. — President and CEO

As you said, we’ve had several quarters in a row, so it becomes increasingly difficult to characterize it as unusual, but we do believe that you have volatility periodically and accident severity. We have experienced that. Because of our robust program we wouldn’t expect it to be on a continuing basis. The insurance renewal, I think our total insurance runs in a $3.5 to $4 million range. We would expect to see some increase in our premiums but, obviously, the majority of the cost is in deductibles versus premiums.

Edward Wolf - Bear Stearns — Analyst

What is your current deductible now?

Rick O’Dell - Saia, Inc. — President and CEO

$2 million. For incidents.

Edward Wolf - Bear Stearns — Analyst

Is that to go up?

Rick O’Dell - Saia, Inc. — President and CEO

No. I wouldn’t expect it to. We will have to evaluate that cost benefit analysis, but we wouldn’t expect it to go up.

Edward Wolf - Bear Stearns — Analyst

When is your contract expiring?

Jim Darby - Saia, Inc. — CFO

It’s a March 1st renewal. The other thing I would say, though, is when we go through our process of renewal, they’ll look at several years of experience and not just one. The last time that we did our renewal, last year, we had several years of good experience in a row, and we had one bad one— one bad year several years ago. So, they look at the whole body of work and the other thing that influences our premiums obviously, is going to be what the insurance market— is it a hard or soft market and I really couldn’t tell you that right now.

Edward Wolf - Bear Stearns — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President and CEO

The insurers also are obviously sophisticated and they look at your programs and your frequency and other items as well. So, we’ll get some credit for the history of our program and the robust nature of our programs and when you benchmark where we are versus the competition on D.O.T. reportable accidents and frequency in our programs, we certainly benchmark well there.

Edward Wolf - Bear Stearns — Analyst

Okay and Rick in response to a question or in your comments, you said something like to the effect of the longer this keeps going on the more challenging it gets. When you think about “this thing”, what are you referring to specifically? I mean besides, the economic data isn’t as bad as the freight field. So can you talk about what’s going on in the freight environment? Is it people moving into each other’s regions? Is there overcapacity? How much is just weaker side shipments versus more competitiveness?

Rick O’Dell - Saia, Inc. — President and CEO

I guess to me, we’ve been in a freight recession for some period of time. The biggest challenge becomes the pricing, does it stay rationale or does it get more competitive. So, I guess one thing we’re seeing is, for instance, while we’re growing synergy revenue with a lot of our existing customers, our bills for pickup year-over-year are down 4%. So that means we’re not losing customer relationships but they have fewer shipments and I think it’s not really — it has to be more reflective of the environment necessarily than just the more fragmentation of customers from the competitive standpoint.

Edward Wolf - Bear Stearns — Analyst

Are you seeing parts of the country or certain types of lanes that are more competitive than others?

Rick O’Dell - Saia, Inc. — President and CEO

I would just say, you know, because of the strong number of competitors in the southeast, I think you gotta— it’s always been a-— I would call that probably the most competitive market and than if you look at— we said seven of our 14 regions are showing growth on a pro forma basis and I would say you can see the impacts of the weak housing market, particularly relative the past couple years in say Florida and California.

Edward Wolf - Bear Stearns — Analyst

That is helpful. Thank you. How about in terms of one-day versus two-day kind of lane stuff? Any difference in the pricing and competitive environment?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t think on a relative basis. No.

Edward Wolf - Bear Stearns — Analyst

Okay. Thanks a lot for the time.

Rick O’Dell - Saia, Inc. — President and CEO

All right, thanks.

Operator

At this time, there are no further questions. I would like to turn the call back to Mr. Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

All right, I guess in conclusion, I would like to reiterate a few key points. Our results were impacted by the pricing environment and some lower density in our existing geography on a pro forma basis, some unusual accident severity, the incremental costs of servicing our new lanes. We believe that size implementing the right initiatives to ride out the short-term challenges and we also believe that our strategy of focusing on optimizing our existing geography provides an outstanding value proposition to our customers as well as our shareholders. Thank you for your interest..

Operator

That concludes today’s conference call. You may now disconnect.